GENOIL INC. Index to Consolidated Financial Statements Year Ended December 31, 2007

Page
INDEPENDENT AUDITORS' REPORTS	1
FINANCIAL STATEMENTS
Consolidated Balance Sheets	5
Consolidated Statements of Loss and Deficit	6
Consolidated Statements of Cash Flows	7
Notes to Consolidated Financial Statements	8 - 33

INDEPENDENT AUDITORS' REPORT

BDO Dunwoody LLP Chartered Accountants	600 Cathedral Place 925 West Georgia Street Vancouver, BC, Canada V6C 3L2 Telephone: (604) 688-5421

Telefax: (604) 688-5132
E-mail: vancouver@bdo.ca
www. bdo.ca

To the Shareholders of Genoil Inc.

We have completed an integrated audit of the consolidated financial statements and internal control over financial reporting of Genoil Inc. as of December 31, 2007 and an audit of its 2006 and 2005 consolidated financial statements. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the consolidated balance sheets of Genoil Inc. as at December 31, 2007 and 2006 and the consolidated statements of loss and deficit and cash flows for each of the years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007 in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited Genoil Inc’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Genoil Inc’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and are included in Management’s Report on Internal Control Over Financial Reporting:

1.	The Company’s accounting staff do not have sufficient technical accounting knowledge, expertise and training as it relates to accounting for income taxes and complex financial instruments in accordance with Canadian generally accepted accounting principles and the reconciliation between United States and Canadian generally accepted accounting principles with respect to the accounting for complex financial instruments.

We considered these material weaknesses in determining the nature, timing, and extent of audit tests applied in our audit of the December 31, 2007 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, because of the effect of the aforementioned material weaknesses on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Chartered Accountants Vancouver, Canada April 18, 2008

BDO Dunwoody LLP Chartered Accountants	600 Cathedral Place 925 West Georgia Street Vancouver, BC, Canada V6C 3L2 Telephone: (604) 688-5421 Telefax: (604) 688-5132 E-mail: vancouver@bdo.ca www. bdo.ca

COMMENTS BY AUDITORS FOR US READERS ON CANADA – UNITED STATES

REPORTING DIFFERENCES

The reporting standards of the Public Company Accounting Oversight Board (United States) for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Public Company Accounting Oversight Board (United States) reporting standards also require the addition of an explanatory paragraph when changes in an accounting policy, such as those described in notes 3 and 24, have a material effect on the consolidated financial statements. Although we conducted our audit in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the shareholders on the Consolidated Financial Statements dated April 18, 2008 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors’ report when these are adequately disclosed in the financial statements.

Chartered Accountants Vancouver, Canada April 18, 2008

		GENOIL INC.

	Consolidated Balance Sheets
	December 31, 2007 and 2006
	(Expressed in Canadian Dollars)

	2007	2006

ASSETS
CURRENT
Cash and cash equivalents	$ 151,686	$ 1,434,671
Receivables	83,886	8,334
Prepaid expenses and deposits	194,601	89,279

	430,173	1,532,284
PROPERTY, PLANT AND EQUIPMENT (Note 4)	2,484,101	2,193,738
INTANGIBLE ASSETS (Note 5)	2,325,383	2,755,553

	$ 5,239,657	$ 6,481,575

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities	$ 1,399,067	$ 654,187
Due to related parties (Note 6)	98,527	-
Convertible Notes - current portion (Note 7)	1,120,823	970,735

	2,618,417	1,624,922
CONVERTIBLE NOTES (Note 7)	138,611	2,157,505

	2,757,028	3,782,427

SHAREHOLDERS' EQUITY
Share capital (Note 8)	45,676,239	34,809,229
Contributed surplus (Note 9)	11,928,443	11,669,412
Accumulated deficit	(55,122,053)	(43,779,493)

	2,482,629	2,699,148

	$ 5,239,657	$ 6,481,575

COMMITMENTS (Note 16)
CONTINGENCIES (Note 17)
SUBSEQUENT EVENTS (Note 20)
GOING CONCERN (Note 1)

APPROVED BY THE BOARD
/signed/ D.K. Lifschultz__D.K. Lifschultz Director
/signed/ J. Fatony _____ J Fatony Director

See notes to consolidated financial statements

			GENOIL INC.
	Consolidated Statements of Loss and Deficit
	Years Ended December 31, 2007, 2006 and 2005
		(Expressed in Canadian Dollars)

	2007	2006	2005

REVENUES	$ 83,456	$ -	$ -

EXPENSES
Administrative expenses	4,794,687	4,493,679	4,231,735
Stock-based compensation (Note 14)	4,669,555	3,554,776	1,960,141
Amortization	574,812	580,899	629,506
Accretion of convertible notes (Note 7)	327,475	487,398	463,558
Development expenses	468,366	335,322	1,408,054
Interest	273,113	125,613	58,383

LOSS FROM OPERATIONS	(11,108,008)	(9,577,687)	(8,751,377)

INTEREST INCOME	24,877	23,393	19,484

LOSS BEFORE OTHER EXPENSES	(10,999,675)	(9,554,294)	(8,731,893)
OTHER EXPENSES (Note 15)	(342,885)	(4,351,753)	(2,191,428)

NET LOSS	(11,342,560)	(13,906,047)	(10,923,321)
DEFICIT - BEGINNING OF YEAR	(43,779,493)	(29,873,446)	(18,950,125)

DEFICIT - END OF YEAR	$ (55,122,053)	$ (43,779,493)	$ (29,873,446)

Loss per share - Basic and Diluted	$ (0.05)	$ (0.07)	$ (0.06)
Weighted avg. number common shares	228,067,695	211,830,875	191,558,255

See notes to consolidated financial statements

			GENOIL INC.
		Consolidated Statements of Cash Flows
	Years Ended December 31, 2007, 2006 and 2005
		(Expressed in Canadian Dollars)

	2007	2006	2005

OPERATING ACTIVITIES
Net loss	$ (11,342,560)	$ (13,906,047)	$ (10,923,321)
Items not affecting cash:
Amortization	574,812	580,899	629,506
Accrued interest	252,819	96,024	8,952
Accretion of convertible notes	327,475	487,398	463,558
Stock-based compensation	4,669,555	3,554,776	1,960,141
Other expenses	342,885	4,351,753	2,191,428

	(5,175,014)	(4,835,197)	(5,669,736)

Changes in non-cash working capital:
Receivables	(51,501)	91,049	(41,731)
Accounts payable and accrued liabilities	691,730	(765,668)	495,457
Prepaid expenses and deposits	(105,322)	(89,279)	-

	534,907	(763,898)	453,726

Cash flow used by operating activities	(4,640,107)	(5,599,095)	(5,216,010)

INVESTING ACTIVITIES
Purchase of office equipment	(39,107)	(51,054)	(58,161)
Purchase of pilot plant equipment	(168,296)	-	(1,356,539)

Cash flow used by investing activities	(207,403)	(51,054)	(1,414,700)

FINANCING ACTIVITIES
Advances from (to) related parties	98,527	(118,383)	(1,065,548)
Proceeds from debt financing	-	968,825	1,500,000
Repayment of debt	-	-	(3,033,943)
Issuance of common shares	3,465,998	5,778,746	4,047,613

Cash flow from financing activities	3,564,525	6,629,188	1,448,122

INCREASE (DECREASE) IN CASH FLOW	(1,282,985)	979,039	(5,182,588)
Cash and equivalents - beginning of year	1,434,671	455,632	5,638,220

CASH AND EQUIVALENTS - END OF YEAR	$ 151,686	$ 1,434,671	$ 455,632

CASH FLOWS SUPPLEMENTARY INFORMATION
Interest paid	$ 20,294	$ 7,168	$ -

Income taxes paid	$ -	$ -	$ -

Non-cash items not included in the statements of cash flows are detailed in note 18

See notes to consolidated financial statements

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

1. NATURE OF BUSINESS AND ABILITY TO CONTINUE AS A GOING CONCERN

Genoil Inc. (the “Company”) was incorporated under the Canada Business Corporations Act. The
Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialisation of its upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is listed on the TSX Venture Exchange under the symbol GNO as well as the Nasdaq OTC Bulletin Board using the symbol GNOLF.OB.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis, which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of operations for the foreseeable future.
As at December 31, 2007, the Company has incurred a loss of $11,342,560 (2006 - $13,906,047;
2005 - $10,923,321) for the year and has accumulated losses of $55,122,053 (2006 - $43,779,493)
since inception.

The ability of the Company to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations, commercialising its upgrader technology, and obtaining the necessary financing in order to develop this technology further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. The Company is implementing a plan to address these uncertainties to enable it to continue as a going concern through 2009 and beyond. This plan includes new debt and equity financings sufficient to sustain operations. In this regard the Company has secured a $1 million line of credit (note 6). While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration. During the year the Company received net debt and equity financing of $3,564,525.

The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These financial statements are prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which differ in certain respects from those in the United States. These differences are described in note 23.

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, together with a 50.1% interest in Velox Corporation (an inactive company with no significant assets or liabilities). All intercompany transactions and balances have been eliminated.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the period. Significant estimates and assumptions include the ability to continue as a going concern, stock-based compensation, amortization and valuation of property, plant and equipment, patents and technology rights and assumptions and estimates used in the fair values of multiple element arrangements. Actual results could differ from these estimates.

Cash and cash equivalents

Cash includes cash on hand and cash at banks. Cash equivalents include short term deposits held in money market funds with maturities, at inception, of less than three months and that are not subject to any risk of change in value.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated amortization. Renewals and betterments are capitalized. Repairs and maintenance costs are charged to operations as incurred.
Property, plant and equipment are amortized over their estimated useful lives at the following rates and methods and annual rates:

Office equipment	20%	straight-line method
Upgrader	10%	declining-balance method

Patents and technology rights

Patents are recorded at cost and are amortized over ten years on a declining-balance basis. Pending patent costs are not amortized until patents are registered.

Technology rights are recorded at cost. Amortization is provided over ten years on a declining-
balance basis.

Impairment of long-term assets

The Company assesses the impairment of long-lived assets, which consist of upgraders, patents and technology rights and office equipment, whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying value of the assets to future undiscounted net cash flows expected to be generated by the assets. An impairment loss is measured as the amount by which the carrying amount exceeds its fair value.

Revenue recognition

The Company’s revenue is derived from provision of engineering and consulting services. Revenue is recognized as these services are rendered, provided there is persuasive evidence of an arrangement, the fee is fixed or determinable, collection is considered probable, and the fees are not subject to forfeiture or other concessions.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
Foreign currency translation

Accounts of foreign operations, which are considered financially and operationally integrated, have been translated into Canadian dollars using the temporal method. Under this method, monetary assets and liabilities have been translated at the year end exchange rate. Non-monetary assets have been translated at the rate of exchange prevailing at the date of transaction. Revenues and expenses have been translated at the average rates of exchange during the year, except for amortization, which has been translated at the historical rate. Foreign exchange gains and losses are recognized in earnings.

Research and development costs

Research costs are expensed in the period incurred. Development costs are expensed in the period unless the Company believes the development project meets Canadian generally accepted accounting criteria for deferral and amortization. In evaluating these criteria, the Company considers technological feasibility to be established only when a product demonstrates it operates under conditions which are acceptable to target customers. If management determines that the development of products to which such costs have been capitalized is not reasonably certain, or that costs exceed recoverable value, such costs are charged to operations.

Stock-based compensation

The Company has a stock option plan as described in note 10. The fair value method is used to determine the expense for options granted. Under this method, compensation cost is measured at the date of grant using the Black-Scholes model with assumptions described in note 14. The cost is expensed over the vesting period with a corresponding credit to Contributed Surplus. Consideration received on exercise of options plus the amount previously recognized as expense is credited to share capital.

Future income taxes

The asset and liability method of tax allocation is used in accounting for income taxes. Under this method, future tax assets and liabilities are determined based on differences between the carrying value and tax basis of assets and liabilities, and measured using the substantially enacted tax rates and laws that will be in effect when the differences are expected to reverse. Future tax assets are recorded if realization is considered more likely than not. A valuation allowance is recorded for the amount not expected to be realized.

Loss per share

Basic loss per share amounts are calculated using the weighted average number of shares outstanding during the year. The Company uses the treasury stock method for calculating diluted earnings per share. For the year ended December 31, 2007, potentially dilutive common shares
(relating to convertible notes, options and warrants outstanding) totaling 59,248,690 (2006 -
45,661,580; 2005 - 49,337,242) were not included in the computation of loss per share because the effect was anti-dilutive.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
Convertible instruments

The equity and liability components of convertible instruments are presented separately in accordance with their substance. The liability component is accreted to the amount payable at maturity by way of a charge to earnings using the effective interest method. Warrants are recorded at fair value using the Black-Scholes model and classified as a component of shareholder's equity.

3. ADOPTION OF NEW ACCOUNTING STANDARDS

Effective January 1, 2007, the Company adopted five new Canadian Institute of Chartered
Accountants (“CICA”) accounting standards: (a) Handbook Section 1530, Comprehensive Income;
(b) Handbook Section 3855, Financial Instruments – Recognition and Measurement; (c) Handbook
Section 3861, Financial Instruments – Disclosure and Presentation; (d) Handbook Section 3865,
Hedges; and (e) Handbook Section 1506, Accounting Changes. The main requirements of these new standards and the resulting financial statement impact are described below.

Consistent with the requirements of the new accounting standards, the Company has not restated
any prior period amounts as a result of adopting the accounting changes. The effect of the adoption of these standards is summarized below.

(a) Comprehensive Income, Section 1530:
This standard requires the presentation of a statement of comprehensive income and its components. Comprehensive income includes both net earnings and other comprehensive income.
Other comprehensive income includes holding gains and losses on available for sale investments, gains and losses on certain derivative financial instruments and foreign currency gains and losses relating to self-sustaining foreign operations, all of which are not included in the calculation of net earnings until realized.

The adoption of this new standard had no effect on the consolidated financial statements of the
Company. A statement of comprehensive income has not been included as the Company does not have items to recognize as other comprehensive income.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

3. ADOPTION OF NEW ACCOUNTING STANDARDS (continued)

(b) Financial Instruments – Recognition and Measurement, Section 3855:
This standard sets out criteria for the recognition and measurement of financial instruments for fiscal years beginning on or after October 1, 2006. This standard requires all financial instruments within its scope, including derivatives, to be included on the balance sheet and measured either at fair value or, in certain circumstances when fair value may not be considered most relevant, at cost or amortized cost. Changes in fair value are to be recognized in either the statements of operations or the statement of comprehensive income.

All financial assets and liabilities are recognized when the Company becomes a party to the contract creating the item. As such, any of the Company’s outstanding financial assets and liabilities at the effective date of adoption are recognized and measured in accordance with the new requirements as if these requirements had always been in effect. Any changes to the fair values of assets and liabilities prior to January 1, 2007 were recognized by adjusting opening accumulated other comprehensive income.

All financial instruments are classified into one of the following five categories: held-for-trading, held to maturity, loans and receivables, available for sale financial assets, or other financial liabilities.
Initial and subsequent measurement and recognition of changes in the value of financial instruments depends on their initial classification:

• Held to maturity investments, loans and receivables, and other financial liabilities are initially measured at fair value and subsequently measured at amortized cost. Amortization of premiums or discounts and transaction costs are amortized into net earnings, using the effective interest method.

• Available for sale financial assets are measured at fair value, with unrealized gains and losses recorded in other comprehensive income until the asset is realized, at which time they will be recorded in net earnings.

• Held for trading financial instruments are measured at fair value. All gains and losses resulting from changes in their fair value are included in net earnings in the period in which they arise.

• All derivative financial instruments are classified as held for trading financial instruments and are measured at fair value, even when they are part of a hedging relationship. All gains and losses resulting from changes in their fair value are included in net earnings in the period in which they arise.

As a result of adopting this standard the Company has the following classifications, all of which have been recorded on the balance sheet at fair value:

Held for trading - Cash and Cash equivalents

Loans and Receivables - Receivables

Other Liabilities - Accounts payable & Accrued Liabilties, Due to Related Parties, Convertible notes

Subsequent to initial adoption, the last two categories will be measured at amortized cost using the effective interest rate method.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

3. ADOPTION OF NEW ACCOUNTING STANDARDS (continued)

(c) Financial Instruments – Disclosure and Presentation, Section 3861:
This standard sets out standards which address the presentation of financial instruments and non-
financial derivates, and identifies the related information that should be disclosed. These standards also revise the requirements for entities to provide accounting policy disclosures, including disclosure of the criteria for designating as held-for-trading those financial assets or liabilities that are not required to be classified as held-for-trading; whether categories of normal purchases and sales of financial assets are accounted for at trade date or settlement date; the accounting policy for transaction costs on financial assets and financial liabilities classified as other than held-for-trading;
and provides several new requirements for disclosure about fair value.

(d) Accounting policy choice for transaction costs:
On June 1, 2007, the Emerging Issues Committee of the CICA issued Abstract No. 166, Accounting
Policy Choice for Transaction Costs (EIC-166). This EIC addresses the accounting policy choice of expensing or adding transaction costs related to the acquisition of financial assets and financial liabilities that are classified as other than held-for-trading. Specifically, it requires that the same accounting policy choice be applied to all similar financial instruments classified as other than held-
for-trading, but permits a different policy choice for financial instruments that are not similar. The
Company has adopted EIC-166 effective January 1, 2007 and requires retroactive application to all transaction costs accounted for in accordance with CICA Handbook Section 3855, Financial
Instruments – Recognition and Measurement. The Company has evaluated the impact of EIC-166 and determined that this has had no impact on the consolidated financial statements of the
Company.

(e) Hedging, Section 3865:
This standard specifies the circumstances under which hedge accounting is permissible and how hedge accounting may be performed. The Company currently does not hold any financial instruments designated for hedge accounting.

(f) Accounting Changes, Section 1506:
Section 1506 revised the standards on changes in accounting policy, estimates or errors to require a change in accounting policy to be applied retrospectively (unless doing so is impracticable or is specified otherwise by an new accounting standard), changes in estimates to be recorded prospectively, and prior period errors to be corrected retrospectively. Voluntary changes in accounting policy are allowed only when they result in financial statements that provide reliable and more relevant information. In addition, these revised standards call for enhanced disclosures about the effects of changes in accounting policies, estimates and errors on the financial statements. The impact of this new standard cannot be determined until such time as the Company makes a change in accounting policy, other than the changes resulting from the implementation of the new CICA
Handbook standards discussed in this note.

(g) International Financial Reporting Standards:
The CICA plans to converge Canadian GAAP with International Financial Reporting Standards
("IFRS") over a transition period expected to end in 2011. The impact of the transition to IFRS on the
Company’s consolidated financial statements has yet to be determined.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

3. ADOPTION OF NEW ACCOUNTING STANDARDS (continued)

(h) Future accounting changes:
Capital Disclosures and Financial Instruments – Disclosures and Presentation

On December 1, 2006, the CICA issued three new accounting standards: Handbook Section 1535,
Capital Disclosures, Handbook Section 3862, Financial Instruments – Disclosures, and Handbook
Section 3863, Financial Instruments – Presentation. These standards are effective for interim and annual consolidated financial statements for the Company's reporting period beginning on October 1,
2007.

Section 1535 specifies the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance.

The new Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments —
Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks.

The Company is currently assessing the impact of these new accounting standards on its consolidated financial statements.

4. PROPERTY, PLANT AND EQUIPMENT

	2007		2006

	Cost	Accumulated	Cost	Accumulated
		amortization		amortization

Office equipment	$ 242,989	$ (147,331)	$ 203,882	$ (98,733)
Upgrader	4,232,730	(1,844,287)	3,733,540	(1,644,951)

	$ 4,475,719	$ (1,991,618)	$ 3,937,422	$ (1,743,684)

Net book value		$ 2,484,101		$ 2,193,738

During the year management determined that the carrying value of certain assets were less than their future undiscounted net cash flows expected to be generated from these assets. As a result the Company recorded $81,557 (2006 - $nil, 2005 - $2,198,248) in impairment provisions against these assets.

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

5.	INTANGIBLE ASSETS

		2007		2006

			Accumulated		Accumulated
		Cost	amortization	Cost	amortization

	Technology rights	$ 3,833,437	$ (1,938,051)	$ 4,075,137	$ (1,797,359)
	Patents	856,649	(426,652)	856,649	(378,874)

		$ 4,690,086	$ (2,364,703)	$ 4,931,786	$ (2,176,233)

	Net book value		$ 2,325,383		$ 2,755,553

The patents relate to fluid gas integration, crude oil and bitumen treatment and oil-water separation.
These patents expire between 2019 to 2021.

The Company has the worldwide rights, except for Europe, for certain separation technologies. The term of these rights ranges from 5 to 10 years, depending on country.

Recovery of the patents and technology rights costs remain uncertain. It depends on the commercial application thereof and ultimately attaining profitable operations

During 2007 and 2006, management determined that the carrying value of certain technology rights were less than their future undiscounted net cash flows expected to be generated. As a result the
Company recorded $171,794 (2006 - $121,753, 2005 - $nil) in impairment provisions against these rights.

6. RELATED PARTY TRANSACTIONS

	2007	2006

Due to related parties	$ 98,527	$ -

This amount is due to a director and is non-interest bearing, unsecured and repayable on demand.

The above transaction is in the normal course of operations and was measured at the exchange amount, being the amount of consideration established and agreed to by the related parties. The fair value of the loan, being the present value of the future principal repayment using a discount factor of
16%, was found to approximate the exchange amount. This loan has been repaid subsequent to year end.

During the year, the Company granted 600,000 warrants at an exercise price of $0.61 per share and an expiry date of 12 months from the date of grant, to a director in order to secure a $1,000,000 personal line of credit by him. This transaction was not in the normal course of operations and was measured at the exchange amount being the fair value of the warrants at the date of grant. The warrants were measured at their fair value using the Black Scholes option pricing model using the following assumptions: volatility of 76%; risk free rate of 4.6%; expected life 1 year; and a zero dividend yield. The fair value of the warrants, in the amount of $103,110, has been recognised in the consolidated statement of loss as interest expense with a corresponding entry to contributed surplus.

The line of credit is unsecured, has a term of one year and bears no interest. As at December 31,
2007 no amount has been drawn on the line of credit.

						GENOIL INC.
			Notes to Consolidated Financial Statements
		Years Ended December 31, 2007, 2006 and 2005
				(Expressed in Canadian Dollars)

7.	CONVERTIBLE NOTES

		Series A	Series B	Series C	Series D	Total

	Gros s amount received	$ 5,638,220	$ 750,000	$ 750,000	$ 968,825	$ 8,107,045
	Value of warrants and c onvers ion option	(3,822,864)	(25,819)	(26,738)	(51,036)	(3,926,457)

	Fair value of repayment obligation	$ 1,815,356	$ 724,181	$ 723,262	$ 917,789	$ 4,180,588

	2006
	Beginning balance	$ 2,033,199	$ 735,135	$ 723,262	$ -	$ 3,491,596
	New issuances	-	-	-	917,789	917,789
	Accretion	420,622	14,865	26,738	25,173	487,398
	Interest accrued	-	-	-	27,773	27,773
	Conversions	(296,316)	(750,000)	(750,000)	-	(1,796,316)

		$ 2,157,505	$ -	$ -	$ 970,735	$ 3,128,240

	2007
	Accretion	301,611			25,862	327,473
	Interest accrued	-	-	-	124,226	124,226
	Conversion to common shares	(132,679)				(132,679)
	Conversion to preferred shares	(2,187,826)			-	(2,187,826)

		$ 138,611	$ -	$ -	$ 1,120,823	$ 1,259,434

						(continues)

GENOIL INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

7. CONVERTIBLE NOTES (continued)

Series A
On December 23, 2004, the Company issued a $5,638,220 non-interest bearing convertible note.
This convertible note is due on December 23, 2014. The note holders also received 3,203,534 warrants entitling them to purchase the same number of shares at a price of $0.85 per share at any time prior to December 23, 2009. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.44 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 12%, was estimated to be $1,815,356 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-Scholes option-
pricing model with the following assumptions: zero dividend yield; expected volatility of 100%; risk-
free rate of 3%; and expected life of 5 years, resulting in a fair value of $834,153. The residual portion of the proceeds of $2,988,711 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and are being accreted over the term of the debt.
During the year ended December 31, 2007, the Company recorded accretion expense of $301,611
(2006 - $420,622, 2005 - $217,843).

During 2006, notes with a face value of $296,316 were converted into common shares of the company at a price of $0.44 per share and 673,445 shares were issued.

A director and officer of the Company and an entity associated with the officer and director subscribed for $306,425 of the convertible notes issued effective December 23, 2004 and was assigned 174,106 share purchase warrants.

During 2007, notes with a face value of $132,679 were converted into common shares of the company at a price of $0.44 per share and 301,543 shares were issued.

On November 15, 2007, at the request of a large note holder, notes with a face value of $4,902,800
(and related discounts of $2,714,970) were converted into 2,785,681 Class "A" preferred shares of the Company. The preferred shares are convertible into 11,142,724 common shares - being the same number of common shares the convertible notes would have been convertible into. Per EIC -
96, "Acccounting for the early extinguishment of convertible securities through (1) early redemtion or repurchase and (2) induced early conversion", the preferred shares were valued using the market price ($0.61) of the common shares on date of conversion. This consideration transferred (i.e. the value of the preferrred shares) to settle the Series A convertible notes was allocated to the carrying value of the debt and conversion option element on the same basis as was used to allocate the original debt proceeds. The fair value of the debt portion was calculated by discounting it face value at 16%, the estimated market rate for the Company. This resulted in a loss of $176,450 on the debt element being recorded (note 15), while contributed surplus was reduced by $4,432,786, being the consideration allocated to the conversion option. Had we used a market rate of 18%, a gain of
$94,312 would have been recorded.

(continues)

GENOIL INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

7. CONVERTIBLE NOTES (continued)

Series B
On October 24, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on April 6, 2006 and had an interest rate of 12% per annum. At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $724,181 on the date the agreement was signed. The residual portion of the proceeds of $25,819 was allocated to the conversion option and was recorded as debt discount with the corresponding charge to contributed surplus. During the year ended December 31, 2006, the Company recorded accretion expense of $14,865 (2005 -
$10,954).

During 2006, the holder converted the entire principal of $750,000 and interest of $26,250 on the note into common shares of the company at a price of $0.44 per share and received 1,764,204 shares.

Series C
On December 23, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on June 24, 2006 and had an interest rate of 12% per annum. The note holder also received 426,000 warrants entitling him to purchase the same number of shares at a price of $0.85 per share at any time prior to July 24, 2006.
At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $723,262 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-Scholes option-
pricing model with the following assumptions: zero dividend yield; expected volatility of 77%; risk-free rate of 3.8%; and expected life of 0.5 years, resulting in a fair value of $1,150. The residual portion of the proceeds of $25,588 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and were accreted over the term of the debt. During the year ended December 31, 2006, the Company recorded accretion expense of $26,738 (2005 - $NIL) to its fair value.

During 2006, the holder converted the entire principal of $750,000 and interest of $42,000 on the note into common shares of the Company at a price of $0.44 per share and received 1,800,000 shares.

(continues)

GENOIL INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

7. CONVERTIBLE NOTES (continued)

Series D
On October 6, 2006, the Company issued a $968,825 convertible note to entities controlled by a director and officer of the Company in settlement of debt owed them. This convertible note is due on
April 6, 2007 and has an interest rate of 12% per annum. The note holder also received 322,941 warrants entitling the holder to purchase the same number of shares at a price of $0.98 per share at any time prior to April 6, 2007. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.75 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds
$1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 24%, was estimated to be $917,789 on the date the agreement was signed. The residual amount, being $51,036, was allocated to the fair value of the warrants and no value was allocated to the conversion option. The debt discount will be accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option-
pricing model with the following assumptions: zero dividend yield; expected volatility of 86%; risk-free rate of 4.37%; and expected life of 0.5 years. During the year ended December 31, 2007, the
Company recorded accretion expense of $25,862 (2006 - $25,173).

On April 6, 2007, the maturity date of convertible notes with a face value of $760,785 and the expiry date of 253,595 attached warrants were extended by six months to October 6, 2007. On that date, the notes and attached warrants were again extended by six months. All other terms and conditions attached to the notes remained unchanged. The convertible notes are now due on April 6, 2008.

Per EIC-88, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” the extension of the notes at April 6 and October 6 was considered a modification of the debt. The fair value of the repayment obligation, being the present value of the future principal and interest payments at each modification date using a discount factor of 16% was estimated to approximate the face value of the notes at each date. No amount was allocated to the conversion option.

The extension of the attached warrants at April 6 and October 6 was considered pursuant to the requirements of S3870.55 of handbook. The aggregate incremental value of the warrants at both extension dates, in the amount of $25,484, was expensed as additional interest expense. The fair value of the warrants at each modification date was estimated using the Black-Sholes option pricing model with the following assumptions: zero dividend yield; expected life of 0.5 years; expected volatility of 76% and 76% respectively; and risk free rate of 4.19% and 4.35% respectively.

The balance of the notes, with a face value of $208,040 and accrued interest of $32,640, is now callable. The attached 69,346 warrants have expired. The Company has entered into a one year line of credit that would provide the required capital, should this portion of the debt be called. (note 6)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

8.	SHARE CAPITAL

Authorized:

An unlimited number of common shares without par value.

10,000,000 Class A Preferred shares, issuable in series.

Issued and outstanding common shares:

	Number	Amount

2005
Balance, beginning of year	178,880,056	15,576,995
Shares for debt	1,266,873	471,414
Stock options exercised	3,816,731	491,725
Warrants exercised	12,087,567	5,125,272

Balance, end of year	196,051,227	$ 21,665,406

2006
Private placement (1)	4,863,218	3,425,270
Shares for debt	456,807	269,858
Stock options exercised	10,314,101	2,899,991
Warrants exercised	2,631,602	598,904
Conversion of notes (Note 7)	4,237,649	1,864,566
Repurchase of royalty agreement (Note 15)	4,500,000	4,230,000
Share issue expenses		(144,766)

Balance, end of year	223,054,604	$ 34,809,229

2007
Private placement (2)	5,130,382	2,399,621
Shares for debt	768,565	364,939
Stock options exercised (note 10)	3,657,663	1,400,699
Conversion of notes (Note 7)	301,543	132,679
Share issue expenses		(227,990)

Balance, end of year	232,912,757	$ 38,879,177

Issued and outstanding Class "A' Preferred shares:
	Number	Amount
2007
Balance, beginning of year	-	$ -
Issued on conversion of convertible notes (3)	2,785,681	6,797,062

Balance, end of year	2,785,681	$ 6,797,062

TOTAL SHARE CAPITAL		$ 45,676,239

		(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

8. SHARE CAPITAL (continued)

1. In September 2006, the Company issued 4,863,218 units at US$0.73 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant.
Each full warrant entitles the holder to purchase one common share at US$1.10 for a period of two years. C$3,425,270 of the proceeds was allocated to share capital and C$522,497 to warrants. The value attributed to the warrants were calculated using the Black-Scholes model with volatility; 106%, risk free rate 3.95% and dividend yield nil over their expected life of 2 years.

The Company issued 236,311 warrants with an exercise price of $0.82 as a finders fee in connection with this private placement. The $113,085 value attributed to the warrants was calculated using the Black-Scholes model with volatility; 106%, risk free rate 3.95% and dividend yield nil over an expected life of 2 years.

2. In June 2007, the Company issued 5,130,382 units at US$0.52 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant. Each full warrant entitles the holder to purchase one common share at US$0.78 for a period of three years. C$2,399,621 of the proceeds was allocated to share capital and C$440,110 to warrants.
The value attributed to the warrants were calculated using the Black-Scholes model with volatility; 93%, risk free rate 3.93% and dividend yield nil over their expected life of 3 years.

The Company issued 234,692 warrants with an exercise price of $0.52 as a finders fee in connection with this private placement. The $76,157 value attributed to the warrants was calculated using the Black-Scholes model with volatility; 95%, risk free rate 4.71% and dividend yield nil over an expected life of 2 years.

3. During the year the Company issued Class "A" Preferred shares in connection with the conversion of long term notes (note 7). The preferred shares can be converted into common shares at a ratio of four common shares for each preferred share. This can be done at the option of the holder of the preferred shares or, after five years, at the option of the Company.
The preferred shares carry no voting power and can be redeemed by the Company at $1.76 per share at any time. In the event of liquidation, dissolution or winding up of the Company, the preferred shares shall have preference to receive up to $1.76 per share, before any distribution to any other share holders of the Company.

4. During the year stock options were exercised raising gross proceeds of $778,099. As a result
$622,600, representing the fair value of these options, was reclassified from contributed surplus to share capital.

9. CONTRIBUTED SURPLUS

	2007	2006

Balance, beginning of year	$ 11,669,412	$ 9,075,415
Options granted	4,669,556	3,554,776
Options exercised (note 8)	(622,600)	(1,437,820)
Warrants granted	644,861	686,795
Warrants exercised	-	(209,754)
Notes converted to preferred shares (note 7)	(4,432,786)	-

Balance, end of year	$ 11,928,443	$ 11,669,412

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

10. STOCK OPTIONS

The Company has a stock option plan for directors, officers, employees and consultants. The term and vesting conditions of each option may be fixed by the Board of Directors when the option is granted, but the term cannot exceed 10 years. The maximum number of shares that may be reserved for issuance under the plan is fixed at 44,961,229. The maximum number of shares that may be optioned to any one person is 5% of the shares outstanding at the date of the grant.

Details of the stock options are as follows:

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exerc ise
		Price		Price		Price
	Number	2007	Number	2006	Number	2005

Balance, beginning of year	27,213,502	$ 0.45	27,180,103	$ 0.19	24,312,738	$ 0.15
Granted	16,478,750	0.51	11,564,166	0.78	8,250,000	0.30
Cancelled	(943,339)	0.35	(1,216,666)	0.33	(1,565,904)	0.20
Exerc ised	(3,657,663)	0.21	(10,314,101)	0.14	(3,816,731)	0.13

Balance, end of year	39,091,250	$ 0.49	27,213,502	$ 0.45	27,180,103	$ 0.19

Exerc isable, end of year	27,553,749	$ 0.46	21,342,250	$ 0.35	23,680,103	$ 0.18

The following is a summary of options outstanding and exercisable (vested) as at December 31, 2007:

		Outstanding			Vested

			WA		Remaining	WA
		Remaining Outstanding			Vested	Vested
	Outstanding Contractual		Exercise	Vested	Contractual Exercise
Range	Options	Life	Price	Options	Life	Price

$0.00 to $0.39	13,050,000	1.42	$0.23	12,516,666	1.37	$0.22
$0.40 to $0.79	21,773,750	3.35	$0.51	11,721,250	3.06	$0.49
$0.80 to $1.19	337,500	2.42	$1.12	337,500	2.42	$1.12
$1.20 to $1.59	3,550,000	2.30	$1.21	2,883,333	2.28	$1.21
$1.60 to $2.00	380,000	3.34	$1.65	95,000	3.34	$1.65

	39,091,250	2.60	$0.49	27,553,749	2.20	$0.46

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

11. WARRANTS A summary of the changes in share purchase warrants outstanding and exercisable at the end of the year is as follows:

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
		Price		Price		Pric e
	Number	2007	Number	2006	Number	2005

Balance, beginning of year	4,978,588	$ 0. 95	6,359,912	$ 0.55	18,134,716	$ 0.32
Granted	2,117,286	0. 70	1,775,054	1.14	426,000	0.85
Exerc ised		-	(2,631,602)	0.15	(12,087,567)	0.29
Expired	(69,346)	0. 98	(524,776)	0.72	(113,237)	0.20

Balance, end of year	7,026,528	$ 0. 85	4,978,588	$ 0.95	6,359,912	$ 0.55

The following is a summary of warrants as at December 31, 2007:

		Outstanding

		Remaining
	Outstanding	Contractual	WA Outstanding
Range	Warrants	Life	Exercise Price

$0.40 to $0.79	2,353,597	1.70	$0.71
$0.80 to $1.19	4,672,931	1.56	$0.92

	7,026,528	1.61	$0.85

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

12. INCOME TAXES The tax effects of the temporary differences that give rise to the Company's future tax assets and liabilities are as follows:

	2007	2006

Net operating and capital losses	$ 7,958,800	$ 10,446,400
Long term assets	441,000	320,300
Deferred exploration costs	318,200	434,300
Undeducted financing costs	48,600	51,600
Valuation allowance	(8,766,600)	(11,252,600)

Future tax assets	$ -	$ -

The tax benefit of net operating losses carried forward and the associated valuation allowance were reduced by $1,308,300 (2006 - $140,000), representing the tax effect of losses which expired during the year.

The income tax provision recorded differs from the income tax obtained by applying the statutory income tax rate of 32.12% (2006 - 34.12%; 2005 - 34.12%) to the income for the year and is reconciled as follows:

	2007	2006	2005

Benefit at Canadian statutory rate	$ (3,643,200)	$ (4,744,700)	$ (3,727,000)
Permanent differences	1,703,000	1,379,200	824,100
Effect of a reduction in Statutory rate	3,156,300	-	-
Increase/(decrease) in valuation allowance	(1,216,100)	3,365,500	2,902,900

Future tax recovery	$ -	$ -	$ -

The Company's future tax assets include approximately $194,400 (2006 - $151,300) related to deductions for share issue costs in excess of amounts deducted for financial reporting purposes.
If and when the valuation allowance related to these amounts is reversed, the Company will recognize this benefit as an adjustment to share capital as opposed to income tax expense in the
Statement of Operations. The valuation allowance as at December 31, 2007 was increased by
$48,800 (2006 - $10,200, 2005 - $nil), representing the effect of the unamortized share issuance costs incurred in the period.

The Company has approximately $1,272,900 (2006 and 2005 - $1,272,900) of undeducted exploration and development costs which are available for deduction against future income for
Canadian tax purposes.

The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and this causes a change in management's judgement about the recoverability of future tax assets, the impact of the change on valuation allowance is reflected in current income.

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

13. NON-CAPITAL TAX LOSSES CARRIED FORWARD

The Company has incurred estimated losses of $31,835,000 for tax purposes which are available to reduce future taxable income and which expire in various amounts from 2008 to 2026. Such benefits will be recorded as an adjustment to the tax provision in the year realized.

14. STOCK-BASED COMPENSATION

The fair value of each stock option granted (note 10) was estimated on the date of grant using the
Black-Scholes option-pricing model with the following range of assumptions:

	2007	2006	2005

Volatility	89% - 99%	94% - 110%	155%
Expected life (years)	3 - 3.75	2 - 5	5
Risk-free rate	3.9% - 4.7%	3.8% - 4.2%	3.5%
Dividend yield	0%	0%	0%

The weighted average fair value of options granted in 2007 was $0.32 (2006 - $0.47; 2005 - $0.27) .

15.	OTHER EXPENSES

		2007	2006	2005

	Settlement of claim	$ -	$ 4,230,000	$ -
	Impairment of assets (notes 4 & 5)	253,351	121,753	2,191,428
	Loss on conversion of debt (note 7)	176,450	-	-
	Accounts payable written off	(86,916)	-	-

		$ 342,885	$ 4,351,753	$ 2,191,428

Settlement of claim
On February 9, 2006, a statement of claim was filed in the Court of Queen’s Bench of Alberta,
Canada, with the Company as the defendant, alleging a liability of $51,120 owing to the plaintiff on account of unpaid royalties and non-performance in respect of the execution of a further formal document evidencing the propriety of the royalty. In the alternative to settling this claim, the statement of claim alleges that the plaintiff be entitled to $13 million, being the amount of the original debt extinguished in the agreement.

During the year ended December 31, 2006, the Company settled the claim by repurchasing the royalty rights by the issuance of 4,500,000 common shares. The shares had a fair value of
$4,230,000 as determined by the market price on the date of the transaction and were recorded as an expense in the previous year.

Accounts payable written off
This amount relates to a 2004 balance on a vendor account. It originated from lease payments for an asset that did not perform as expected and the Company refused to make payments. We believe the statue of limitations will prevent the vendor from claiming this amount in future.

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

16. COMMITMENTS The Company has entered into lease agreements which require minimum lease payments summarized as follows:

Contractual obligation repayment schedule:
2008	$ 72,116
2009	1,454

$ 73,570

17. CONTINGENCIES

On December 8, 2003, a statement of claim was filed against the Company by a party claiming
$143,750 for unfair termination of its consulting agreement. Genoil filed a defence denying such agreement existed in April 2004. Since that time no such steps were taken by either party. At this time an assessment of the potential liability, if any, cannot be reasonably estimated. Accordingly, no provision has been made in these financial statement for these claims.

18. NON-CASH ITEMS NOT INCLUDED IN STATEMENTS OF CASH FLOWS

	2007	2006	2005

Shares issued to settle debts	$ 364,939	$ 269,858	$ 471,414
Shares issued to settle convertible debts (note 7)	132,679	1,864,566	-
Notes converted into preferrence shares (note 7)	2,187,826	-	-

	$ 2,685,444	$ 2,134,424	$ 471,414

19. SEGMENTED INFORMATION

The Company operates in one industry segment that being the development of the upgrader technology for use in the oil industry. Substantially all of the Company's operations and assets are in
Canada and are solely focused on the development and commercialisation of this technology.

20. SUBSEQUENT EVENTS

Subsequent to December 31, 2007 the Company issued 6,643,750 common shares at a weighted average price of $0.2413, in connection with the exercise of various stock options for total gross proceeds of $1,603,188.

The Company also raised US$250,000 in a private placement of 378,787 shares with 94,696 attached warrants. The warrants has a strike price of US$0.99 with a term of five years.

In April 2008 the term of the Series D convertible notes mentioned in note 7, were extended by another six months at a conversion price of $0.49 and an exercise price of $0.64 for the attached warrants.

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

21. FINANCIAL INSTRUMENTS

Credit Risk
The Company is exposed to credit risk with respect to its cash and receivables. Receivables are comprised mainly of goods and services tax credits receivable from a Canadian tax agency and cash is placed with major financial isntitutios. Management believs this mitigates the risk associated with these instruments.

Currency Risk
The Company translates the results of its foreign operations into Canadian dollars using rates approximationg the average exchange rate for the year. The exchange rate may vary and create foreign currency risk. At year-end the Company had certain obligations and assets denominated in
US dollars and there are no contracts in place to manage the exposure. As at December 31, 2007 the Company had cash of US$9,753 (2006 - US$1,067,102) and accounts payable of US$2,209
(2006 - US$41,099).

Interest rate risk
The Company is not exposed to significant interest rate risk due to the short-term nature of its financial instruments and due to the long-term convertible notes not bearing interest.

22. COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform to the current year's presentation.

23. DIFFERENCES BETWEEN US AND CANADIAN GAAP

The Company prepares the consolidated financial statements in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which conform in all material respects to those in the United States ("US GAAP"), except as follows:

a) Under Canadian GAAP, effective January 1, 2004, Genoil retroactively adopted new
Canadian accounting standards for stock based compensation and measured all equity instruments awarded at fair value and recognized the compensation expense over the period of services.

For US GAAP purposes, effective January 1, 2004, the Company retroactively adopted, with restatement of prior years' financial statements, the fair value method of accounting for all stock-based payments made after January 1, 1995 in accordance with SFAS No. 123
"Accounting for Stock Based Compensation" ("SFAS 123"). Effective January 1, 2006, The
Company adopted the requirements of the Statement of Financial Accounting Standard
123R ("SFAS 123R") "Share Based Payment" which replaces SFAS 123. There was no significant impact on the Company as a result of the adoption of the new requirements under SFAS 123R.

(continues)

GENOIL INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

23. DIFFERENCES BETWEEN US AND CANADIAN GAAP (continued)

b) Under US GAAP, the conversion feature of the convertible debenture - series A and the detachable warrants described in note 7, issued by the Company meet the criteria to be exempt from SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" and
were not required to be bifurcated. As a result, the Company followed Emerging Issue Task
Force (“EITF”) No. 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments"
and recorded the proceeds of the convertible debenture based on the relative fair value of the convertible debenture and the detachable warrants. For US GAAP purposes, the relative value of the detachable warrants and the intrinsic value of the conversion option were determined to be $1,775,098 and $1,006,250, respectively. Also, the conversion of
Series A convertible debentures with a face value of $4,902,800 into 2,785,681 Class A preferred notes as described in Note 7 resulted in a loss on extinguishment that was different under Canadian GAAP and U.S. GAAP.

For Canadian GAAP purposes, the company followed EIC-96, "Accounting for the early extinguishment of convertible securities through (1) early redemption or repurchase and (2)
induced early conversion”. Therefore, the consideration transferred (i.e. the value of the preferred shares) to settle the Series A convertible debt was allocated to the carrying value of the debt and the conversion option element on the same basis as was used to allocate the original debt proceeds. The resulting loss relating to the debt element ($176,450) was charged to the consolidated statement of loss and the portion of the consideration allocated to the conversion option ($4,432,785) was charged to contributed surplus.

For US GAAP purposes, the company followed EITF 96-19, “Debtors accounting for modification and convertible debt instruments” and EITF 98-5, “Accounting for Convertible
Securities with Beneficial Conversion Features or Contingently Adjustable Conversion
Ratios”. Therefore, the consideration transferred (i.e. the value of the preferred shares) was allocated to the conversion element of the convertible security based on the intrinsic value of the debt’s conversion feature at the date of extinguishment, and the residual consideration was allocated to the debt. As a result of this difference in the allocation of the consideration, the loss on conversion relating to the debt element would increase by $1,706,845 and the charge to contributed surplus would be reduced by $2,538,521.

As a result of the difference in discount amounts, the value of the convertible debentures and the debt extinguishment described above, the carrying value of the convertible debentures under US GAAP should be increased by $51,781 (2006 - $943,446; 2005 -
$1,024,649) (net of related accretion expense) and the accretion expense would have decreased by $59,990 (2005 - $82,203; 2005 - $11,027). The $59,990 includes a difference related to the conversion of $132,639 of notes to common shares, which resulted in a
$23,433 difference in accretion expense.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

23. DIFFERENCES BETWEEN US AND CANADIAN GAAP (continued)

c) Under US GAAP, the conversion feature of the convertible notes - series B and C and the detachable warrants described in Note 7, issued by the Company meet the criteria to be exempt from SFAS 133 and were not required to be bifurcated. As a result, the Company followed EITF No. 00-27 and recorded the proceeds of the convertible notes based on the relative fair value of the convertible notes and the detachable warrants. Accordingly, management has determined that the embedded conversion option within the debt instrument did not result in any beneficial conversion option value. In addition, the Company determined that the portion of the proceeds allocated to the detachable warrants was
$1,189. During the year ended December 31, 2006 the notes were converted to common shares. The accretion expense under US GAAP for these convertible notes was $1,137
(2005 - $52) and as such, accretion expense would have decreased $40,466 for 2006 (2005
- $10,902) under US GAAP.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

23. DIFFERENCES BETWEEN US AND CANADIAN GAAP (continued)

d) Under US GAAP, the conversion of the convertible notes – series D and the detachable warrants described in note 7 met the criteria to be exempt from SFAS 133 and are not required to be bifurcated. As a result, the Company followed EITF 00-27 and recorded the proceeds on the convertible notes based on the relative fair value of the convertible notes and detached warrants. For US GAAP purposes the relative fair value of the detachable warrants and the intrinsic value of the conversion option were determined to be $78,087 and
$388,111 respectively at the time of issuance.

On April 6, 2007, the maturity date of the convertible notes with a face value of $760,785 and the expiry date of the 253,595 attached warrants were extended by six months to
October 6, 2007. On that date, the notes and warrants were again extended by six months.
For Canadian GAAP purposes, the Company followed EIC-88, “Debtor’s Accounting for a
Modification or Exchange of Debt Instruments” and considered both extensions to be modifications of the debt with the incremental fair value of the warrants, in the amount of
$25,484 expensed as additional interest expense.

For US GAAP purposes, the Company followed EITF No. 96-19, “Debtors accounting for modification and convertible debt instruments”. Applying the guidance in this EITF the
Company determined that the extension on both dates were modifications because each extension did not result in a substantial change (defined as greater than 10%) in the cash flows between the original and modified notes. The extensions also did not cause the fair value of the embedded conversion option to change by more than 10% of the carrying amount of the original notes immediately before and after the extensions.

The Company determined the change in the fair value of the embedded conversion option immediately before and after the April and October extensions to be $55,892 and $54,574, respectively, using the Black-Scholes option pricing model using the following assumptions:

	April 6, 2007		October 6, 2007
	Before	After	Before	After
Expected life	1 day	183 days	1 day	183 days
Volatility	0.00%	63.90%	0.00%	64.99%
Dividend yield	0.00%	0.00%	0.00%	0.00%
Risk free rate	0.00%	4.14%	0.00%	4.43%

The increase in the fair value of the embedded conversion option immediately after the extensions was then adjusted to the carrying value of the debt and amortized over the remaining term of the debt using a new effective interest rate.

As a result of the differences described above, under US GAAP, the carrying value of the convertible notes liability as at December 31, 2007 would decrease by $28,927 (2006 -
$277,094) (net of related accretion expense) with a corresponding increase in shareholders’
equity. The accretion expense for US GAAP for these convertible notes was $384,496 (2006
- $163,242) and the accretion expense would have increased by $358,633 (2006 -
$138,069) under US GAAP.

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

23.1.	Adjustments to Consolidated Statements of Loss

		2007	2006	2005

Loss from operations - Canadian GAAP		$ (11,342,560)	$ (13,906,047)	$ (10,923,321)
	Accretion of convertible notes (b)	59,990	81,203	11,027
	Accretion of convertible notes (c)	-	40,466	10,902
	Accretion of convertible notes (d)	(358,633)	(138,069)	-
	Loss on conversion of debt (b)	(1,706,845)	-	-

Loss - US GAAP		$ (13,348,048)	$ (13,922,447)	$ (10,901,392)

	Loss per share - basic and diluted	$ 0.06	$ 0.07	$ 0.06

23.2.	Adjustments to Consolidated Balance sheets

			2007	2006

Adjustments to Liabilities
	Total liabilities - Canadian GAAP		$ 2,757,028	$ 3,782,427
	Proceeds of convertible notes (b)		51,781	943,446
	Proceeds of convertible notes (d)		(28,927)	(277,094)

Total liabilities - US GAAP			$ 2,779,882	$ 4,448,779

Adjustments to Shareholders' Equity (Capital deficit)
	Total shareholders' equity - Canadian GAAP		$ 2,482,629	$ 2,699,148
	Proceeds of convertible notes (b)		(51,781)	(943,446)
	Proceeds of convertible notes (d)		28,927	277,094

Total shareholders' equity - US GAAP			$ 2,459,775	$ 2,032,796

The consolidated assets and cashflows are the same under Canadian and US GAAP.

24. NEW US ACCOUNTING PRONOUNCEMENTS

SFAS No. 155

In February 2006, Financial Accounting Standards Board (“FASB”) issued Statement of Financial
Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments — an
Amendment of FASB Statements No. 133 and 140”. Among other things, SFAS No. 155 permits the election of fair value re-measurement for certain hybrid financial instruments that would otherwise require bifurcation under Statement 133, Accounting for Derivative Instruments and Hedging
Activities. These hybrid financial instruments would include both assets and liabilities. SFAS No. 155 is effective for fiscal years beginning after September 15, 2006. The adoption of this statement did not have an impact on the compny's consolidated financial statements.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

24. NEW US ACCOUNTING PRONOUNCEMENTS (continued)

SFAS No. 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of the statement are effective fiscal years beginning after November 15, 2007. The Company is currently evaluating its impact.

SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and
Fincial Liabilities - including and amendment of FASB Statement No. 115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value, effective for years beginning after November 15, 2007. The Company is currently evaluating the impact of this statement.

FSP EITF 00-19.2

In December 2006, the FASB issued Staff Position "FSP" No. EITF 00-19-2. This FSP addresses an issuer's accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB No. 5. The guidance in this FSP amends FASB Statements 133 and 150 and FASB Interpretation No. 45 to
include scope exceptions for registration payment arrangements. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006. The adoption of this statement did not have a material impact on the
Company's consolidated financial statements.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2007, 2006 and 2005

(Expressed in Canadian Dollars)

24. NEW US ACCOUNTING PRONOUNCEMENTS (continued)

FIN 48

In June 2006, FASB issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an
interpretation of FASB Statement No. 109 (FAS No. 109)” (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, the Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-
than-not criteria. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, b) a reduction in a deferred tax asset or an increase in a deferred tax liability or c) both a and b. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. Use of a valuation allowance as described in FAS No. 109 is not an appropriate substitute for the de-
recognition of a tax position. The requirement to assess the need for a valuation allowance for deferred tax assets based on sufficiency of future taxable income is unchanged by this interpretation.
This Interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of this statement did not have a material impact on the Company's consolidated financial statements.